Exhibit 99.1
News Release

AMH Reports Fourth Quarter and Full Year 2023 Financial and Operating Results
18% Increase in Quarterly Distribution
LAS VEGAS, Feb. 22, 2024—AMH (NYSE: AMH) (the “Company”), a leading large-scale integrated owner, operator and developer of single-family rental homes, today announced its financial and operating results for the quarter and full year ended December 31, 2023.
Highlights
•Rents and other single-family property revenues increased 7.3% year-over-year to $408.7 million for the fourth quarter of 2023.
•Net income attributable to common shareholders totaled $76.6 million, or $0.21 per diluted share, for the fourth quarter of 2023, compared to $87.5 million, or $0.25 per diluted share, for the fourth quarter of 2022.
•Core Funds from Operations (“Core FFO”) attributable to common share and unit holders increased 8.8% year-over-year to $0.43 per FFO share and unit for the fourth quarter of 2023 and Adjusted Funds from Operations (“Adjusted FFO”) attributable to common share and unit holders increased 9.3% year-over-year to $0.39 per FFO share and unit for the fourth quarter of 2023.
•Core Net Operating Income (“Core NOI”) from Same-Home properties increased by 6.0% year-over-year for the fourth quarter of 2023.
•Achieved Same-Home Average Occupied Days Percentage of 96.2% in the fourth quarter of 2023, while generating 4.5% rate growth on new leases and 6.2% rate growth on renewals, resulting in 5.7% blended rate growth.
•Delivered a total of 503 high-quality and energy-efficient newly constructed homes from our AMH Development Program to our wholly-owned portfolio and unconsolidated joint ventures in the fourth quarter of 2023.
•Raised common share dividend by 18% to $0.26 in the first quarter of 2024.
•Subsequent to quarter end, issued first-of-its-kind green bonds in the single-family rental sector, raising $600.0 million at 5.500% due 2034.
“Our strong fourth quarter results capped off another year of resilient and durable growth at AMH with Core FFO per share growing by nearly 8% in 2023,” stated David Singelyn, AMH’s Chief Executive Officer. “As we look ahead to 2024, sustained long-term fundamentals, superior operational execution supported by strategic initiatives, and consistent production out of the development program will continue to position us for both resiliency and long-term value creation.”
Fourth Quarter 2023 Financial Results
Net income attributable to common shareholders totaled $76.6 million, or $0.21 per diluted share, for the fourth quarter of 2023, compared to $87.5 million, or $0.25 per diluted share, for the fourth quarter of 2022. The decrease was primarily due to lower net gains on property sales, partially offset by higher rental rates.
Rents and other single-family property revenues increased 7.3% to $408.7 million for the fourth quarter of 2023, compared to $380.9 million for the fourth quarter of 2022. Revenue growth was primarily driven by higher rental rates.
Core NOI from our total portfolio increased 8.9% to $235.6 million for the fourth quarter of 2023, compared to $216.4 million for the fourth quarter of 2022. This growth was driven by a 7.3% increase in core revenues resulting primarily from higher rental rates, partially offset by a 4.3% increase in core property operating expenses.
For the Company’s Same-Home portfolio, core revenues increased 5.5% to $302.7 million for the fourth quarter of 2023, compared to $286.9 million for the fourth quarter of 2022, which was driven by a 6.1% increase in Average Monthly Realized Rent per property, partially offset by a 70 basis point decrease in Average Occupied Days Percentage. Core property operating expenses from Same-Home properties increased 4.5% to $103.7 million for the fourth quarter of 2023, compared to $99.2 million for the fourth quarter of 2022, primarily driven by inflationary increases in repairs and maintenance (“R&M”) and turnover costs, net and property management expenses, net, partially offset by lower property tax expense due to the timing of prior year quarterly tax accruals. As a result, Core NOI from Same-Home properties increased 6.0% to $199.0 million for the fourth quarter of 2023, compared to $187.7 million for the fourth quarter of 2022.
Core FFO attributable to common share and unit holders was $178.6 million, or $0.43 per FFO share and unit, for the fourth quarter of 2023, compared to $160.5 million, or $0.40 per FFO share and unit, for the fourth quarter of 2022. Adjusted FFO attributable to common share and unit holders was $160.8 million, or $0.39 per FFO share and unit, for the fourth quarter of 2023, compared to $143.8 million, or $0.35 per FFO share and unit, for the fourth quarter of 2022. These improvements were primarily attributable to higher rental rates.
Full Year 2023 Financial Results
Net income attributable to common shareholders totaled $366.2 million, or $1.01 per diluted share, for the year ended December 31, 2023, compared to $250.8 million, or $0.71 per diluted share, for the year ended December 31, 2022. The increase was primarily due to higher net gains on property sales, higher rental rates and a larger number of occupied properties.
Rents and other single-family property revenues increased 8.9% to $1.6 billion for the year ended December 31, 2023, compared to $1.5 billion for the year ended December 31, 2022. Revenue growth was primarily driven by higher rental rates and an increase in our average occupied portfolio which grew to 55,874 homes for the year ended December 31, 2023, compared to 54,847 homes for the year ended December 31, 2022.
Core NOI from our total portfolio increased 9.1% to $904.8 million for the year ended December 31, 2023, compared to $829.6 million for the year ended December 31, 2022. This growth was driven by a 9.3% increase in core revenues resulting primarily from higher rental rates and a larger number of occupied properties, partially offset by a 9.8% increase in core property operating expenses.
For the Company’s Same-Home portfolio, core revenues increased 6.5% to $1.2 billion for the year ended December 31, 2023, compared to $1.1 billion for the year ended December 31, 2022, which was driven by a 7.1% increase in Average Monthly Realized Rent per property, partially offset by a 40 basis point decrease in Average Occupied Days Percentage. Core property operating expenses from Same-Home properties increased 9.1% to $420.1 million for the year ended December 31, 2023, compared to $385.0 million for the year ended December 31, 2022, primarily driven by increased property tax expense and inflationary increases in R&M and turnover costs, net and property management expenses, net. As a result, Core NOI from Same-Home properties increased 5.1% to $770.5 million for the year ended December 31, 2023, compared to $732.9 million for the year ended December 31, 2022.
Core FFO attributable to common share and unit holders was $688.5 million, or $1.66 per FFO share and unit, for the year ended December 31, 2023, compared to $618.8 million, or $1.54 per FFO share and unit, for the year ended December 31, 2022. Adjusted FFO attributable to common share and unit holders was $609.3 million, or $1.47 per FFO share and unit, for the year ended December 31, 2023, compared to $550.5 million, or $1.37 per FFO share and unit, for the year ended December 31, 2022. These improvements were primarily attributable to higher rental rates and a larger number of occupied properties.
Portfolio
Average Occupied Days Percentage was 95.0% for the fourth quarter of 2023, compared to 95.6% for the third quarter of 2023.

Investments
As of December 31, 2023, the Company’s wholly-owned portfolio consisted of 59,332 homes, compared to 59,092 homes as of September 30, 2023, an increase of 240 homes during the fourth quarter of 2023, which included 456 newly constructed homes delivered through our AMH Development Program and 25 homes acquired through our National Builder Program and traditional acquisition channel, partially offset by 241 homes sold to third parties. During the fourth quarter of 2023, we also developed an additional 47 newly constructed homes which were delivered to our unconsolidated joint ventures, aggregating to 503 total program deliveries through our AMH Development Program. As of December 31, 2023, the Company had 862 properties held for sale and 2,978 properties held in unconsolidated joint ventures.
Capital Activities, Balance Sheet and Liquidity
During the fourth quarter of 2023, the Company issued 2,799,683 Class A common shares under its at-the-market common share offering program, receiving net proceeds of $100.2 million after commissions and other expenses of $1.7 million.
As of December 31, 2023, the Company had cash and cash equivalents of $59.4 million and total outstanding debt of $4.5 billion, excluding unamortized discounts and unamortized deferred financing costs, with a weighted-average interest rate of 4.1% and a weighted-average term to maturity of 11.2 years, which includes $90.0 million of outstanding borrowings on its $1.25 billion revolving credit facility. During the fourth quarter of 2023, the Company generated $69.5 million of Retained Cash Flow and sold 241 properties generating $72.5 million of net proceeds. Additionally, the Company’s AMH 2014-SFR2 and AMH 2014-SFR3 securitizations, which had a total balance of $938.6 million as of December 31, 2023, are scheduled to mature in the fourth quarter of 2024. In January 2024, the Company provided notice of its intent to payoff the AMH 2014-SFR2 securitization during the first quarter of 2024, which had a balance of $461.5 million as of December 31, 2023, of which $25.7 million represents asset-backed securitization certificates that are held by the Company.
In January 2024, the Company issued 932,746 Class A common shares under its at-the market common share offering program, receiving net proceeds of $33.2 million after commissions and other expenses of $0.5 million.
In January 2024, American Homes 4 Rent, L.P. (the “Operating Partnership”), the entity through which the Company conducts substantially all of its business and owns, directly or through subsidiaries, substantially all of its assets, issued $600.0 million of 5.500% unsecured senior notes with a maturity date of February 1, 2034, which carry a green bond designation and were issued under the Company’s green finance framework. Interest on the notes is payable semi-annually in arrears on February 1 and August 1 of each year, commencing on August 1, 2024. The Operating Partnership received aggregate net proceeds of $595.5 million from these issuances, after underwriting fees of approximately $3.9 million and a $0.6 million discount, and before estimated offering costs of $1.5 million. Pending full allocation of an amount equal to the net proceeds to finance new or existing projects meeting the eligibility criteria described in the prospectus supplement related to the offering, the Operating Partnership intends to allocate the net proceeds to repay outstanding indebtedness, including the payoff of the AMH 2014-SFR2 securitization and/or temporarily invest the net proceeds in accordance with the Company’s cash investment policy.
Sustainability Update
The Company’s inaugural green bond issuance highlights its focus on energy efficient and sustainable construction practices as it contributes much needed inventory to the country’s under-supplied housing landscape.

2024 Guidance
Set forth below are the Company’s current expectations with respect to full year 2024 Core FFO attributable to common share and unit holders and our underlying assumptions. In reliance on the exception provided by applicable SEC rules, the Company does not provide guidance for GAAP net income, the most comparable GAAP financial measure, or a reconciliation of 2024 Core FFO guidance to GAAP net income because we are unable to reasonably predict the following items which are included in GAAP net income: (i) gain on sale and impairment of single-family properties and other, net for consolidated properties and unconsolidated joint ventures, (ii) acquisition and other transaction costs and (iii) hurricane-related charges, net. The actual amounts for any and all of these items could significantly impact our 2024 GAAP net income and, as disclosed in our historical financial results, have significantly impacted GAAP net income in prior periods.
Guidance Summary

Full Year 2024
Core FFO attributable to common share and unit holders		$1.70 - $1.76
Core FFO attributable to common share and unit holders growth		2.4% - 6.0%

Same-Home
Core revenues growth		3.75% - 5.75%
Core property operating expenses growth		5.25% - 7.25%
Core NOI growth		3.00% - 5.00%

Full Year 2024
Investment Program	Properties	Investment
Wholly owned acquisitions	—	—
Wholly owned development deliveries	1,825 - 1,975	$700 - $800 million
Wholly owned land and development pipeline	—	$100 - $150 million
Pro rata share of JV and Property Enhancing Capex	—	$100 - $150 million
Total capital investment (wholly owned and pro rata JV)	1,825 - 1,975	$0.9 - $1.1 billion
Total gross capital investment (JVs at 100%)	2,200 - 2,400	$1.1 - $1.3 billion
Full Year 2024 Guidance Commentary
Operating Outlook:
•Same-Home core revenues growth reflects expectation for continued resiliency in the demand and leasing environment and includes the following assumptions for the full year 2024: (1) Average Occupied Days Percentage expectation in the low 96% area, (2) Average Monthly Realized Rent growth of 5.00% - 5.50% driven by 2024 leasing spreads in the high 4% area and contribution from 2023 leasing earn-in, and (3) bad debt expense to remain consistent with 2023 in the low 1% area as a percentage of rents.
•Same-Home core property operating expenses growth reflects (1) expectation for moderating but still elevated 2024 property tax growth between 6.25% and 8.25% and (2) 4.25% to 6.25% growth in all other core property operating expenses, excluding property taxes, reflecting the general inflationary environment.
Investment Program:
•Consistent with 2023, the Company’s acquisition programs continue to remain on hold. Until market conditions change, the Company’s current 2024 outlook does not contemplate any material acquisition activity.
•Investment program outlook contemplates continued consistent growth from the Company’s internal AMH Development Program, which is expected to deliver between 2,200 to 2,400 total program deliveries during 2024.

Capital Plan:
•In addition to the Company’s $0.9 - $1.1 billion total wholly-owned and pro rata JV capital investment program, the Company’s AMH 2014-SFR2 and AMH 2014-SFR3 securitizations, which had a total outstanding balance of $938.6 million as of December 31, 2023, are scheduled to mature in the fourth quarter of 2024.
•During January 2024, the Company provided notice of its intent to payoff the AMH 2014-SFR2 securitization during the first quarter of 2024 and plans to payoff the AMH 2014-SFR3 securitization over the course of 2024 based on capital markets conditions.
•The Company expects to fund its 2024 capital plan through a combination of Retained Cash Flow, approximately $400 - $500 million of recycled capital from dispositions, as well as equity and debt capital, including the equity capital raised on the Company’s at-the-market program in the fourth quarter of 2023 and first quarter of 2024 and $600 million green bond issuance in January 2024.
Reconciliation of Core FFO attributable to common share and unit holders from 2023 to 2024 Guidance Midpoint

Per FFO Share and Unit
2023 Core FFO attributable to common share and unit holders	$1.66

Same-Home Core NOI	0.08
Non-Same-Home Core NOI (1)	0.07
Disposition program	(0.02)
General and administrative expense and amortization of IT software assets (2)	(0.01)
Financing costs (share count and interest) (3)	(0.05)

2024 Core FFO attributable to common share and unit holders - Guidance Midpoint	$1.73
2024 Core FFO attributable to common share and unit holders growth - Guidance Midpoint	4.2%
(1)Core FFO growth from Non-Same-Home Core NOI includes (i) contribution from existing properties not included in the Company’s 2024 Same-Home portfolio, including 2023 wholly-owned property additions, and (ii) contribution from 2024 wholly-owned property additions.
(2)General and administrative expense and amortization of IT software assets increase reflects (i) general inflationary environment and (ii) investments from prior years into IT systems supporting our industry-leading property management platform.
(3)Financing costs (share count and interest) change is primarily related to the funding of the Company’s investment programs and the refinancing of the 2024 maturing securitizations.
Additional Information
A copy of the Company’s Fourth Quarter 2023 Earnings Release and Supplemental Information Package and this press release are available on our website at www.amh.com, under “Investor relations.” This information has also been furnished to the SEC in a current report on Form 8-K.
Conference Call
A conference call is scheduled on Friday, February 23, 2024 at 12:00 p.m. Eastern Time to discuss the Company’s financial results for the quarter and full year ended December 31, 2023 and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.amh.com, under “Investor relations.” A replay of the conference call may be accessed through Friday, March 8, 2024 by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13742949#, or by using the link at www.amh.com, under “Investor relations.”

About AMH
AMH (NYSE: AMH) is a leading large-scale integrated owner, operator and developer of single-family rental homes. We’re an internally managed Maryland real estate investment trust (REIT) focused on acquiring, developing, renovating, leasing and managing homes as rental properties. Our goal is to simplify the experience of leasing a home and deliver peace of mind to households across the country.
In recent years, we’ve been named one of Fortune’s 2023 Best Workplaces in Real Estate™, a 2023 Great Place to Work®, a 2023 Most Loved Workplace®, a 2023 Top U.S. Homebuilder by Builder100, and one of America’s Most Responsible Companies 2023 and America’s Most Trustworthy Companies 2023 by Newsweek and Statista Inc. As of December 31, 2023, we owned nearly 60,000 single-family properties in the Southeast, Midwest, Southwest and Mountain West regions of the United States. Additional information about AMH is available on our website at www.amh.com.
AMH refers to one or more of American Homes 4 Rent, American Homes 4 Rent, L.P. and their subsidiaries and joint ventures. In certain states, we operate under AMH Living or American Homes 4 Rent. Please see www.amh.com/dba to learn more.
Forward-Looking Statements
This press release and the accompanying Supplemental Information Package contain “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal,” “outlook,” “guidance” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our 2024 Guidance, our belief that our acquisition and homebuilding programs will result in continued growth and the estimated timing of our development deliveries set forth in the Supplemental Information Package. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company’s management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and in the Company’s subsequent filings with the SEC.

AMH
Consolidated Balance Sheets
(Amounts in thousands, except share data)

	December 31, 2023	December 31, 2022
	(Unaudited)
Assets
Single-family properties:
Land	$2,234,301	$2,197,233
Buildings and improvements	10,651,388	10,127,891
Single-family properties in operation	12,885,689	12,325,124
Less: accumulated depreciation	(2,719,970)	(2,386,452)
Single-family properties in operation, net	10,165,719	9,938,672
Single-family properties under development and development land	1,409,424	1,187,221
Single-family properties and land held for sale, net	182,082	198,716
Total real estate assets, net	11,757,225	11,324,609
Cash and cash equivalents	59,385	69,155
Restricted cash	162,476	148,805
Rent and other receivables	42,823	47,752
Escrow deposits, prepaid expenses and other assets	406,138	331,446
Investments in unconsolidated joint ventures	114,198	107,347
Asset-backed securitization certificates	25,666	25,666
Goodwill	120,279	120,279
Total assets	$12,688,190	$12,175,059

Liabilities
Revolving credit facility	$90,000	$130,000
Asset-backed securitizations, net	1,871,421	1,890,842
Unsecured senior notes, net	2,500,226	2,495,156
Accounts payable and accrued expenses	573,660	484,403
Total liabilities	5,035,307	5,000,401

Commitments and contingencies

Equity
Shareholders' equity:
Class A common shares ($0.01 par value per share, 450,000,000 shares authorized, 364,296,431 and 352,881,826 shares issued and outstanding at December 31, 2023 and 2022, respectively)	3,643	3,529
Class B common shares ($0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at December 31, 2023 and 2022)	6	6
Preferred shares ($0.01 par value per share, 100,000,000 shares authorized, 9,200,000 shares issued and outstanding at December 31, 2023 and 2022)	92	92
Additional paid-in capital	7,357,848	6,931,819
Accumulated deficit	(394,908)	(440,791)
Accumulated other comprehensive income	843	1,332
Total shareholders' equity	6,967,524	6,495,987
Noncontrolling interest	685,359	678,671
Total equity	7,652,883	7,174,658

Total liabilities and equity	$12,688,190	$12,175,059

AMH
Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)
Rents and other single-family property revenues	$408,657	$380,926	$1,623,605	$1,490,534

Expenses:
Property operating expenses	142,797	137,113	599,459	552,091
Property management expenses	31,112	28,157	123,363	112,698
General and administrative expense	18,487	14,942	74,615	68,057
Interest expense	35,091	36,249	140,198	134,871
Acquisition and other transaction costs	4,260	5,338	16,910	23,452
Depreciation and amortization	115,771	112,843	456,550	426,531
Hurricane-related charges, net	—	—	—	6,133
Total expenses	347,518	334,642	1,411,095	1,323,833

Gain on sale and impairment of single-family properties and other, net	29,082	57,407	209,834	136,459
Other income and expense, net	716	100	9,798	6,865

Net income	90,937	103,791	432,142	310,025

Noncontrolling interest	10,834	12,768	51,974	36,887
Dividends on preferred shares	3,486	3,486	13,944	17,081
Redemption of perpetual preferred shares	—	—	—	5,276

Net income attributable to common shareholders	$76,617	$87,537	$366,224	$250,781

Weighted-average common shares outstanding:
Basic	362,954,405	353,857,902	362,024,968	349,290,848
Diluted	363,396,325	354,185,629	362,477,216	349,787,092

Net income attributable to common shareholders per share:
Basic	$0.21	$0.25	$1.01	$0.72
Diluted	$0.21	$0.25	$1.01	$0.71

Defined Terms

Average Monthly Realized Rent
For the related period, Average Monthly Realized Rent is calculated as the lease component of rents and other single-family property revenues (i.e., rents from single-family properties) divided by the product of (a) number of properties and (b) Average Occupied Days Percentage, divided by the number of months. For properties partially owned during the period, this calculation is adjusted to reflect the number of days of ownership.

Average Occupied Days Percentage
The number of days a property is occupied in the period divided by the total number of days the property is owned during the same period after initially being placed in-service. This calculation excludes properties classified as held for sale.

Occupied Property
A property is classified as occupied upon commencement (i.e., start date) of a lease agreement, which can occur contemporaneously with or subsequent to execution (i.e., signature).

Recurring Capital Expenditures
For our Same-Home portfolio, Recurring Capital Expenditures includes replacement costs and other capital expenditures recorded during the period that are necessary to help preserve the value and maintain functionality of our properties. For our total portfolio, we calculate Recurring Capital Expenditures by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

Same-Home Property
A property is classified as Same-Home if it has been stabilized longer than 90 days prior to the beginning of the earliest period presented under comparison. A property is removed from Same-Home if it has been classified as held for sale or has experienced a casualty loss.

Stabilized Property
A property acquired individually (i.e., not through a bulk purchase) is classified as stabilized once it has been renovated by the Company or newly constructed and then initially leased or available for rent for a period greater than 90 days. Properties acquired through a bulk purchase are first considered non-stabilized, as an entire group, until (1) we have owned them for an adequate period of time to allow for complete on-boarding to our operating platform, and (2) a substantial portion of the properties have experienced tenant turnover at least once under our ownership, providing the opportunity for renovations and improvements to meet our property standards. After such time has passed, properties acquired through a bulk purchase are then evaluated on an individual property basis under our standard stabilization criteria.

Non-GAAP Financial Measures
This press release and the Fourth Quarter 2023 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders (“FFO attributable to common share and unit holders”), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Retained Cash Flow, Core NOI and Same-Home Core NOI, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income or loss or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Fourth Quarter 2023 Earnings Release and Supplemental Information Package.

Funds from Operations attributable to common share and unit holders and Retained Cash Flow
FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the definition approved by the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustments for unconsolidated partnerships and joint ventures to reflect FFO on the same basis.
Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (2) noncash share-based compensation expense, (3) hurricane-related charges, net, which result in material charges to our single-family property portfolio, (4) gain or loss on early extinguishment of debt and (5) the allocation of income to our perpetual preferred shares in connection with their redemption.
Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) Recurring Capital Expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) capitalized leasing costs incurred during the period. As a portion of our homes are recently developed, acquired and/or renovated, we estimate Recurring Capital Expenditures for our entire portfolio by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.

FFO shares and units include weighted-average common shares and operating partnership units outstanding, as well as potentially dilutive securities.

Retained Cash Flow is a non-GAAP financial measure that we believe is helpful as a supplemental measure in assessing the Company’s liquidity. This metric is computed by reducing Adjusted FFO attributable to common share and unit holders by common distributions.

FFO, Core FFO and Adjusted FFO attributable to common share and unit holders and Retained Cash Flow are not substitutes for net income or net cash provided by operating activities, each as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.

The following is a reconciliation of net income or loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders and Retained Cash Flow for the three months and the years ended December 31, 2023 and 2022 (amounts in thousands, except share and per share data):

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income attributable to common shareholders	$76,617	$87,537	$366,224	$250,781
Adjustments:
Noncontrolling interests in the Operating Partnership	10,834	12,768	51,974	36,887
Gain on sale and impairment of single-family properties and other, net	(29,082)	(57,407)	(209,834)	(136,459)
Adjustments for unconsolidated joint ventures	1,331	466	3,711	344
Depreciation and amortization	115,771	112,843	456,550	426,531
Less: depreciation and amortization of non-real estate assets	(4,515)	(3,710)	(17,417)	(13,358)
FFO attributable to common share and unit holders	$170,956	$152,497	$651,208	$564,726
Adjustments:
Acquisition, other transaction costs and other	4,260	5,338	16,910	23,452
Noncash share-based compensation - general and administrative	2,494	1,966	16,379	15,318
Noncash share-based compensation - property management	879	715	4,030	3,861
Hurricane-related charges, net	—	—	—	6,133
Redemption of perpetual preferred shares	—	—	—	5,276
Core FFO attributable to common share and unit holders	$178,589	$160,516	$688,527	$618,766
Recurring Capital Expenditures	(17,019)	(16,020)	(76,098)	(65,636)
Leasing costs	(745)	(718)	(3,113)	(2,586)
Adjusted FFO attributable to common share and unit holders	$160,825	$143,778	$609,316	$550,544
Common distributions	(91,375)	(73,132)	(365,552)	(289,854)
Retained Cash Flow	$69,450	$70,646	$243,764	$260,690

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.41	$0.38	$1.57	$1.41
Core FFO attributable to common share and unit holders	$0.43	$0.40	$1.66	$1.54
Adjusted FFO attributable to common share and unit holders	$0.39	$0.35	$1.47	$1.37

Weighted-average FFO shares and units:
Common shares outstanding	362,954,405	353,857,902	362,024,968	349,290,848
Share-based compensation plan and forward sale equity contracts (1)	913,602	674,400	828,424	906,762
Operating partnership units	51,376,980	51,376,980	51,376,980	51,376,980
Total weighted-average FFO shares and units	415,244,987	405,909,282	414,230,372	401,574,590
(1)Reflects the effect of potentially dilutive securities issuable upon the assumed vesting/exercise of restricted stock units and stock options and the dilutive effect of forward sale equity contracts under the treasury stock method.

The following is a reconciliation of net income per common share–diluted to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders and Adjusted FFO attributable to common share and unit holders on a per share and unit basis for the three months and the years ended December 31, 2023 and 2022:

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income per common share–diluted	$0.21	$0.25	$1.01	$0.71
Adjustments:
Conversion from GAAP share count	(0.03)	(0.03)	(0.13)	(0.09)
Noncontrolling interests in the Operating Partnership	0.03	0.03	0.13	0.09
Gain on sale and impairment of single-family properties and other, net	(0.07)	(0.14)	(0.51)	(0.34)
Adjustments for unconsolidated joint ventures	—	—	0.01	—
Depreciation and amortization	0.28	0.28	1.10	1.07
Less: depreciation and amortization of non-real estate assets	(0.01)	(0.01)	(0.04)	(0.03)
FFO attributable to common share and unit holders	$0.41	$0.38	$1.57	$1.41
Adjustments:
Acquisition, other transaction costs and other	0.01	0.02	0.04	0.06
Noncash share-based compensation - general and administrative	0.01	—	0.04	0.03
Noncash share-based compensation - property management	—	—	0.01	0.01
Hurricane-related charges, net	—	—	—	0.02
Redemption of perpetual preferred shares	—	—	—	0.01
Core FFO attributable to common share and unit holders	$0.43	$0.40	$1.66	$1.54
Recurring Capital Expenditures	(0.04)	(0.05)	(0.18)	(0.16)
Leasing costs	—	—	(0.01)	(0.01)
Adjusted FFO attributable to common share and unit holders	$0.39	$0.35	$1.47	$1.37

Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as rents and other single-family property revenues, excluding expenses reimbursed by tenant charge-backs, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense and expenses reimbursed by tenant charge-backs.
Core NOI also excludes (1) gain or loss on early extinguishment of debt, (2) hurricane-related charges, net, which result in material charges to our single-family property portfolio, (3) gains and losses from sales or impairments of single-family properties and other, (4) depreciation and amortization, (5) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (6) noncash share-based compensation expense, (7) interest expense, (8) general and administrative expense, and (9) other income and expense, net. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs.
Core NOI and Same-Home Core NOI should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).

The following are reconciliations of core revenues, Same-Home core revenues, core property operating expenses, Same-Home core property operating expenses, Core NOI and Same-Home Core NOI to their respective GAAP metrics for the three months and the years ended December 31, 2023 and 2022 (amounts in thousands):

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Core revenues and Same-Home core revenues
Rents and other single-family property revenues	$408,657	$380,926	$1,623,605	$1,490,534
Tenant charge-backs	(48,506)	(45,183)	(215,555)	(202,606)
Core revenues	360,151	335,743	1,408,050	1,287,928
Less: Non-Same-Home core revenues	(57,440)	(48,808)	(217,456)	(170,017)
Same-Home core revenues	$302,711	$286,935	$1,190,594	$1,117,911

Core property operating expenses and Same-Home core property operating expenses
Property operating expenses	$142,797	$137,113	$599,459	$552,091
Property management expenses	31,112	28,157	123,363	112,698
Noncash share-based compensation - property management	(879)	(715)	(4,030)	(3,861)
Expenses reimbursed by tenant charge-backs	(48,506)	(45,183)	(215,555)	(202,606)
Core property operating expenses	124,524	119,372	503,237	458,322
Less: Non-Same-Home core property operating expenses	(20,788)	(20,133)	(83,153)	(73,306)
Same-Home core property operating expenses	$103,736	$99,239	$420,084	$385,016

Core NOI and Same-Home Core NOI
Net income	$90,937	$103,791	$432,142	$310,025
Hurricane-related charges, net	—	—	—	6,133
Gain on sale and impairment of single-family properties and other, net	(29,082)	(57,407)	(209,834)	(136,459)
Depreciation and amortization	115,771	112,843	456,550	426,531
Acquisition and other transaction costs	4,260	5,338	16,910	23,452
Noncash share-based compensation - property management	879	715	4,030	3,861
Interest expense	35,091	36,249	140,198	134,871
General and administrative expense	18,487	14,942	74,615	68,057
Other income and expense, net	(716)	(100)	(9,798)	(6,865)
Core NOI	235,627	216,371	904,813	829,606
Less: Non-Same-Home Core NOI	(36,652)	(28,675)	(134,303)	(96,711)
Same-Home Core NOI	$198,975	$187,696	$770,510	$732,895

Contact:
AMH Investor Relations
Phone: (855) 794-2447
Email: investors@amh.com